Exhibit 3.(a)(iii)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

NAHC, INC.

A DELAWARE CORPORATION

WITH AND INTO

J. L. HALSEY CORPORATION

A DELAWARE CORPORATION

NAHC, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

FIRST: NAHC, Inc. was incorporated on December 18, 1984, pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of which permit the merger of a parent corporation organized and existing under the laws of said State with and into a subsidiary corporation organized and existing under the laws of said State.

SECOND: NAHC, Inc. owns one hundred percent (100%) of the outstanding shares of the common stock, $.01 par value per share, of J. L. Halsey Corporation, a corporation incorporated on January 14, 2002, pursuant to the DGCL, and having no class of stock issued and outstanding other than said common stock.

THIRD: The Board of Directors of NAHC, Inc. pursuant to a unanimous written consent dated as of January 14, 2002, in lieu of a meeting, determined to merge NAHC, Inc. with and into J. L. Halsey Corporation, and did adopt the following resolutions:

WHEREAS, NAHC, Inc. (the “Corporation”) is the legal and beneficial owner of one hundred percent (100%) of the outstanding shares of common stock, $.01 par value per share (“J. L. Halsey Common Stock”), of J. L. Halsey Corporation, a Delaware corporation (“Merger Sub”);

WHEREAS, the Merger Sub Common Stock is the only issued and outstanding class of stock of Merger Sub;

WHEREAS, this Corporation desires to merge itself with and into Merger Sub pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the Board of Directors of this Corporation deems it advisable and in the best interests of this Corporation to merge with and into Merger Sub, with Merger Sub as the surviving corporation.

NOW, THEREFORE, BE IT RESOLVED, that effective upon the approval of the stockholders and the filing of an appropriate Certificate of Ownership and Merger (the “Certificate of Ownership”) embodying these resolutions with the Secretary of State of Delaware, this Corporation shall merge itself with and into Merger Sub, with Merger Sub being the surviving corporation, which will assume all of the obligations of this Corporation;

RESOLVED FURTHER, that this Corporation be merged with and into Merger Sub and that the merger be, and it hereby is, approved and authorized;

RESOLVED FURTHER, that the terms and conditions of the merger are as follows:

ARTICLE 1
THE MERGER

1.1.          The Merger; Effect of Merger.  At the Effective Time (as defined in Section 1.2 below), the Corporation shall be merged with and into Merger Sub pursuant to Section 253 of the DGCL and the separate existence of this Corporation shall cease.  Merger Sub, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of this Corporation in accordance with the DGCL; provided, however, that all employment agreements between this Corporation and its officers shall be assumed by NovaCare Management Company, Inc., a Delaware corporation and indirect wholly-owned subsidiary of this Corporation, and will be guaranteed by Merger Sub.

1.2.          Effective Time.  The Effective Time shall be the time at which a duly executed copy of the Certificate of Ownership with respect to the merger is filed in the office of the Secretary of State of Delaware in accordance with the provisions of the DGCL.

1.3.          Merger Sub Certificate of Incorporation.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation of Merger Sub, as the surviving corporation, following the Effective Time until it shall be amended as provided by law.

1.4.          Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be and remain the bylaws of Merger Sub, as the surviving corporation, following the Effective Time until the same shall be altered, amended or repealed.

1.5.          Merger Sub’s Directors and Officers.  The directors and officers, respectively, of Merger Sub immediately prior to the Effective Time shall continue as the directors and officers, respectively, of Merger Sub following the Effective Time, until their successors have been duly elected and qualified in accordance with the certificate of incorporation and bylaws of Merger Sub as the surviving corporation.

ARTICLE 2
CONVERSION OF SHARES

2.1.          Corporation Common Stock.  At the Effective Time, automatically by virtue of the merger and without any further action by any of the parties hereto or any other person, each share of the Corporation’s Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be converted into the right to receive one (1) share of Merger Sub Common Stock upon compliance with the procedures specified in Article 3 below.  No shares of this Corporation’s Common Stock shall be issued or outstanding after the Effective Time.

2.2.          Merger Sub Common Stock.  At the Effective Time, automatically by virtue of the merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock issued and outstanding and held by this Corporation immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding without any payment being made in respect thereto.

2.3.          Stock Option Plans.  Without limiting the generality of Section 1.1 hereof, at the Effective Time, Merger Sub shall assume the following option and benefit plans of the Corporation: (a) the NovaCare, Inc. 1986 Stock Option Plan, (b) the NovaCare, Inc. Executive Stock Option Plan, (c) the Rehab Systems Company 1991 Incentive Stock Option Plan, (d) the Rehabclinics, Inc. 1992 Stock Option Plan, (e) the NovaCare, Inc. 1998 Stock Option Plan and (f) the NCES/NovaCare, Inc. Executive Supplemental Benefits Plan (collectively, the “Plans”).  Merger Sub shall be substituted as the “Company” under the terms and provisions of the Plans and assume all rights and obligations of this Corporation under the Plans as theretofore in effect and all stock options outstanding thereunder (the “Outstanding Options”).  The Plans and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Merger Sub Common Stock in the same manner as they theretofore applied to shares of the Corporation Common Stock.  Prior to the Effective Time, this Corporation shall take such action with respect to the Plans as is appropriate to facilitate performance of the foregoing provisions of this Section 2.3.

2.4.          Convertible Promissory Note.  Without limiting the generality of Section 1.1 hereof, at the Effective Time, Merger Sub shall assume the rights and obligations of the Corporation under that certain convertible promissory note issued in September, 2000, to the president of the Corporation (the “Note”).  Merger sub will be substituted as the “Company” under the Note.  The Note shall, pursuant to its terms, thereafter be convertible into Merger Sub Common Stock in the same manner as it theretofore was convertible by the holder or holders thereof into shares of the Corporation Common Stock.  Prior to the Effective Time, this Corporation shall take such action with respect to the Note as is appropriate to facilitate performance of the foregoing provisions of this Section 2.4.

ARTICLE 3
EXCHANGE OF STOCK CERTIFICATES

3.1.          Appointment of Exchange Agent.  At or prior to the Effective Time, Merger Sub shall appoint a bank or trust company selected by Merger Sub as exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of certificates representing shares of this Corporation’s Common Stock (“Old Certificates”) for certificates representing shares of Merger Sub Common Stock (“Merger Sub Certificates”).

3.2.          Exchange of Certificates.  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Old Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for Merger Sub Certificates.  Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor a Merger Sub Certificate representing one (1) share of Merger Sub Common Stock for each share represented by the surrendered Old Certificate.

3.3.          Restriction on Payment of Dividends and Distributions.  No dividends or other distributions declared after the Effective Time with respect to Merger Sub Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.2.  After the surrender of an Old Certificate in accordance with Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Merger Sub Common Stock represented by such Old Certificate.  Notwithstanding the foregoing, to the fullest extent permitted by law, none of Merger Sub, this Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Corporation Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.4.          Issuance of Merger Sub Certificate in a Different Name.  If any Merger Sub Certificate is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Merger Sub Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.5.          No Transfers of this Corporation’s Common Stock after the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of this Corporation of the shares of the Corporation Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Merger Sub with respect to such shares and no Merger Sub Certificate shall be issued representing the shares Merger Sub Common Stock exchangeable for such shares of the Corporation Common Stock unless and until such Old Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.2 (or such other documents as are satisfactory to Merger Sub and the Exchange Agent in their sole discretion).

3.6.          Lost Old Certificates.  In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Merger Sub, the posting by such person of a bond in such amount as Merger Sub may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Old Certificate, a Merger Sub Certificate representing the shares of Merger Sub Common Stock deliverable in respect of such Old Certificate.

ARTICLE 4
CONDITIONS TO MERGER

4.1.          Conditions to Merger.  The consummation of the merger is subject to the satisfaction, or (to the extent permitted by law) waiver by this Corporation, of the following conditions prior to the Effective Time:

(a)           Consents.  Any consents, approvals or authorizations that this Corporation deems necessary or appropriate to be obtained in connection with the consummation of the merger shall have been obtained;

(b)           Stockholder Approval.  The Certificate of Ownership shall have been adopted by the holders of this Corporation’s Common Stock in accordance with the DGCL; and

(c)           Tax Opinion.  This Corporation shall have received, in form and substance satisfactory to it, an opinion from its counsel with respect to certain federal income tax effects of the merger.

ARTICLE 5
AMENDMENT, DEFERRAL AND TERMINATION

5.1.          Amendment.  Subject to Section 251(d) of the DGCL as incorporated by reference in Section 253 of the DGCL, the Board of Directors, may amend, modify or supplement the terms and conditions of the merger prior to the filing of Certificate of Ownership with the Secretary of State of Delaware.

5.2.          Deferral.  Consummation of the merger may be deferred by the Board of Directors of this Corporation or any authorized officer of this Corporation for a reasonable period of time following the adoption of the Certificate of Ownership if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of this Corporation and its stockholders.

5.3.          Termination.  The merger may be abandoned at any time prior to the filing of the Certificate of Ownership with the Secretary of State of Delaware, whether before or after adoption of the Certificate of Ownership by the stockholders of this Corporation, by action of the Board of Directors of this Corporation, if said Board of Directors determines that the consummation of the merger would not, for any reason, be advisable and in the best interests of this Corporation and its stockholders.

RESOLVED FURTHER, that this resolution to merge be submitted to the stockholders of this Corporation at a annual meeting to be called and held after 20 days’ or more notice of the purpose thereof; and

RESOLVED FURTHER, that the Chief Executive Officer of this Corporation be and hereby is authorized to make and execute the Certificate of Ownership setting forth a copy of these resolutions providing for the merger of this Corporation into Merger Sub and the date of adoption hereof, and to cause the same to be filed with the Secretary of State and to do all acts and things, whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this Corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting mailed to each such stockholder at the stockholder’s address as it appears on the records of the Corporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by David R. Burt, its authorized officer, this 18th day of June, 2002.

NAHC, INC.
a Delaware corporation

By:	/s/ David R. Burt
David R. Burt, its Chief Executive Officer,
President and Secretary